                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                          TESORO PETROLEUM CORPORATION
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          TESORO PETROLEUM CORPORATION
                             ---------------------

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1997
                             ---------------------

     The 1997 Annual Meeting of Stockholders of Tesoro Petroleum Corporation will be held at the Plaza San Antonio, A Marriott Hotel, 555 South Alamo Street, San Antonio, Texas, at 10:00 A.M. Central time on Wednesday, May 7, 1997, for the following purposes:

     1. To elect seven directors of the Company;

     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on March 25, 1997, are entitled to notice of and to vote at the annual meeting.

                                            By Order of the Board of Directors,

                                            JAMES C. REED, JR.
                                            Secretary

April 7, 1997
San Antonio, Texas
                             ---------------------

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                          TESORO PETROLEUM CORPORATION

                                PROXY STATEMENT
                             ---------------------

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1997
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (sometimes referred to herein as the "Board") of Tesoro Petroleum Corporation ("Tesoro" or the "Company") of proxies to be voted at the 1997 Annual Meeting of Stockholders to be held on Wednesday, May 7, 1997, and at any adjournment thereof.

     Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted (i) for the directors nominated for election at the meeting and (ii) for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company at any time before it is voted.

     At the close of business on March 25, 1997, the record date for the 1997 annual meeting, there were outstanding and entitled to vote 26,789,132 shares of Common Stock of the Company. The holders of Common Stock are entitled to one vote for each share held by them on all matters submitted to them. The Company has no other voting securities outstanding.

     A copy of the Annual Report of the Company, including financial statements and a description of the Company's operations for fiscal year 1996, has previously been mailed to all stockholders as of the record date. Such Annual Report is not incorporated herein by reference.

     The principal executive offices of the Company are located at 8700 Tesoro Drive, San Antonio, Texas 78217-6218. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about April 7, 1997.

                            1. ELECTION OF DIRECTORS

     At the 1997 annual meeting, the stockholders are requested to elect seven directors to hold office until the 1998 Annual Meeting of Stockholders or until their successors are elected and qualified. Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. Each of such nominees has indicated his willingness to serve as a director, if elected, and the Company has no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

     The election of director nominees requires a plurality of the votes cast at the election. Under Delaware law and the Company's Certificate of Incorporation and By-laws, shares as to which a stockholder withholds authority to vote on the election of directors ("Abstentions"), and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") on the election of directors, will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

     On December 26, 1995, the Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Committee"), comprised at that time of five holders of the Company's Common Stock, announced its intention to engage in a solicitation (the "Solicitation") of written consents for the primary purpose of removing the then current members of the Board and replacing them with a new board. On April 4, 1996, a settlement agreement was reached between the Committee and certain related parties (the "Solicitation Parties"), the Company and Ardsley Advisory Partners ("Ardsley"), the Company's then largest stockholder. Pursuant to the settlement agreement, the Solicitation Parties severally agreed, among other things, that for a period beginning as of April 4, 1996, and ending on the earlier of the day after the Company's 1999 annual meeting or June 30, 1999 (the "Standstill Period"), he or it shall not in any way, directly or indirectly, without the approval of the Board, make, encourage, participate or assist in (a) any attempt to take control of the Company, (b) any consent solicitation to remove any member of the Company's Board of Directors,
(c) any solicitation of proxies to vote or become a participant in any election contest to remove any member of the Company's Board of Directors, (d) the nomination or election of any alternate director or slate of directors proposed from the floor at any meeting of the Company's stockholders, or (e) any offers or indications of interest with respect to the acquisition or disposition of the Company or any of its business units. In accordance with the settlement agreement, the Board was expanded to nine members with the addition on April 12, 1996, of Alan J. Kaufman, M.D., a Committee member, and Sanford B. Prater, a Partner of Ardsley, and William J. Johnson who was selected by the Governance Committee of the Board of Directors on June 6, 1996. On October 23, 1996, Mr. Prater resigned from the Board pursuant to a provision in the settlement agreement which provided that, if Ardsley's holdings of Tesoro Common Stock declined by more than 50 percent, Mr. Prater was obligated to tender his resignation from the Board. The settlement agreement further provides that Dr. Kaufman and Mr. Johnson shall continue subject to the terms of the settlement agreement to be nominated for election as part of the Board's recommended slate throughout the Standstill Period. In the case of Dr. Kaufman, the settlement agreement provides that, in the event any of the Solicitation Parties breaches the terms of the standstill, confidentiality and non-disparagement provisions of the settlement agreement or in the event Dr. Kaufman reduces his holdings of Company Common Stock below 400,000 shares or votes for any nominee for director other than those supported by a majority of the Board, Dr. Kaufman shall immediately tender his resignation and, at the option of the Company, be removed from the Board.

     Pursuant to the retirement policy approved by the Company's Governance Committee, which policy has a mandatory retirement age, Robert J. Caverly who has been serving as Chairman Emeritus of the Board and as Chairman of the Governance Committee will not be able to stand for reelection to the Board. The Company greatly appreciates the dedicated service and leadership that Mr. Caverly has provided to the Company. The Board of Directors has decided not to fill the vacancy created by the retirement of Mr. Caverly; therefore, the stockholders are being asked to elect seven directors to hold office until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified, and proxies cannot be voted for more than seven nominees.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Certain information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the notes thereto has been furnished to the Company by the respective nominees.

                                             SERVED AS
                                            DIRECTOR OF
                               AGE AT       THE COMPANY
                              MARCH 25,    OR PREDECESSOR          OTHER POSITIONS AND OFFICES
            NAME                1997       COMPANIES FROM                WITH THE COMPANY
            ----              ---------    --------------          ---------------------------
Steven H. Grapstein.........     39             1992              Vice Chairman of the Board of
                                                                        Directors(1)(2)(3)
William J. Johnson..........     62             1996                           (4)
Alan J. Kaufman.............     59             1996                          (2)(4)
Raymond K. Mason, Sr........     70             1983                          (2)(4)
Bruce A. Smith..............     53             1995           Chairman of the Board of Directors,
                                                             President and Chief Executive Officer(1)
Patrick J. Ward.............     66             1996                          (2)(4)
Murray L. Weidenbaum........     70             1992                          (3)(4)

---------------

(1) Member of the Executive Committee (Mr. Smith, Chairman).

(2) Member of the Compensation Committee (Mr. Grapstein, Chairman).

(3) Member of the Governance Committee (Mr. Caverly, Chairman).

(4) Member of the Audit Committee (Dr. Weidenbaum, Chairman).
                          ---------------------------

     Steven H. Grapstein has been Chief Executive Officer of Kuo Investment Company and subsidiaries ("Kuo"), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Kuo. He is also a director of several of the Kuo companies. Mr. Grapstein has been a Vice President of Oakville N.V. ("Oakville") since 1989. Mr. Grapstein is also a director of Baldwin Plc., which is an entertainment and leisure-related entity. See "Security Ownership of Certain Beneficial Owners" for information regarding the securities of the Company owned by Oakville.

     William J. Johnson has been a petroleum consultant and president of JonLoc Inc., a small, private oil and gas company, since 1994. From 1991 through 1994, Mr. Johnson served as President, Chief Operating Officer and director of Apache Corporation, a large independent oil and gas company. Mr. Johnson is on the Board of Directors of Camco International, Inc., Snyder Oil Corporation and Patina Oil & Gas Corporation.

     Alan J. Kaufman, M.D., has been a practicing neurosurgeon for over 25 years and an investor in a number of companies. Since 1987, he has been a director of Newpark Resources, Inc., a company engaged primarily in providing oil field services.

     Raymond K. Mason, Sr., has been Chairman of the Board of Directors of American Banks of Florida, Inc., since 1978.

     Bruce A. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June 1996. He has been a director of the Company since July 1995. Mr. Smith was President and Chief Executive Officer of the Company from September 1995 to June 1996; Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company from July 1995 to September 1995; Executive Vice President responsible for Exploration and Production and Chief Financial Officer of the Company from September 1993 to July 1995; and Vice President and Chief Financial Officer of the Company from September 1992 to September 1993. Mr. Smith was Vice President and Treasurer of Valero Energy Corporation from 1986 to September 1992.

     Patrick J. Ward has 47 years of experience in international energy operations with Caltex Petroleum Corporation, a 50/50 joint venture of Chevron Corp. and Texaco, Inc., engaged in the business of refining and marketing. Prior to his retirement in August 1995, he was Chairman, President and Chief Executive Officer of Caltex, positions he had held since 1990.

     Murray L. Weidenbaum is an economist and educator and is the Mallinckrodt Distinguished University Professor at Washington University in St. Louis, Missouri, where he also serves as Chairman of the University Center for the Study of American Business. He has been a faculty member at Washington University since 1964. Dr. Weidenbaum is a director of May Department Stores Company.

     No director of the Company has a family relationship with any other director or executive officer of the Company.
                          ---------------------------

     The Board of Directors met 12 times during fiscal year 1996. Each member of the Board of Directors attended at least 75 percent of the meetings of the Board and committees on which such director served during fiscal year 1996. The Board of Directors has an Executive Committee and the following standing committees:
Audit Committee, Compensation Committee and Governance Committee.

     The Executive Committee, between meetings of the Board and while the Board is not in session, has and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company as provided in Article III of the By-laws of the Company and has and may exercise such other powers and authority as may be lawfully delegated to such committee by the Board, including the power and authority (i) to declare a dividend on the Company's capital stock, (ii) to authorize the issuance of the Company's capital stock, (iii) to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law, and (iv) to the extent authorized in any resolution or resolutions providing for the issuance of shares of stock adopted by the Board or the Executive Committee as provided in subsection (a) of
Section 151 of the Delaware General Corporation Law, to fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series. The Executive Committee met four times during fiscal year 1996.

     The Audit Committee's primary purposes are (i) to aid the individual directors of the Board of Directors as a whole in performing and fulfilling their oversight responsibilities for financial reporting to the public; (ii) to aid in maintaining the corporate image and credibility as it relates to financial reporting; (iii) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to improve and maintain standards and procedures for financial control and quality financial reporting; (iv) to provide communication, as necessary, between the Board of Directors and control and accounting, legal, internal auditing and the external auditors; and (v) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to assure the Company's compliance with the requirements of the Foreign Corrupt Practices Act of 1977, as amended. The Audit Committee met five times during fiscal year 1996.

     The Compensation Committee's primary purposes are (i) to review and approve all areas of senior executive compensation including but not limited to salary adjustments, cash incentive awards and stock incentives, and to review and approve the aggregate amount of all merit increases, cash incentive awards and stock incentives for the Company's other executives; (ii) to administer and interpret the Company's Amended Incentive Stock Plan of 1982 (the "1982 Plan"), Amended and Restated Executive Long-Term Incentive Plan (the "1993 Plan") and any future incentive plans, to the extent set forth in such plans; (iii) to review Company retirement matters, consider amendments to the Company's retirement plans based on cost and benefit considerations, make recommendations to the Board of Directors in respect to such amendments and proposals, and review and approve any overall changes in retirement benefit formulas; (iv) to review new employment agreements, amendments and extensions of existing employment agreements, and to make recommendations to the Board of Directors with respect to such agreements; (v) to administer and interpret employment agreements and make recommendations to the Board of Directors with respect thereto; and (vi) to consult with the Board of Directors and review with the Board the actions of the Compensation Committee as appropriate. The Compensation Committee met seven times during fiscal year 1996.

     The Governance Committee, which was formed on February 6, 1996, considers and recommends to the Board from time to time suitable candidates for membership on the Board, including nominees recommended by stockholders. Stockholders wishing to submit a recommendation should write to the Governance Committee. Stockholders may also make nominations for director at annual or certain special stockholder meetings if they comply with the procedures described below. The Governance Committee also reviews and makes recommendations to the Board annually regarding (i) the organization and structure of the Board and the committees of the Board and director compensation and (ii) the role and effectiveness of the Chief Executive Officer, the Board and each committee of the Board. The Governance Committee met five times during fiscal year 1996.

     Under the Company's By-laws, a stockholder of the Company entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a stockholder meeting. Nominations for director may be made by stockholders only after compliance with the procedures set forth in the Company's By-laws. The following summary is qualified in its entirety by reference to the full text of the By-laws. Written notice of such stockholder's intent to make such nomination must be delivered to the Company (Attention: Corporate Secretary) on a timely basis as set forth below and must contain (i) the name and address of the stockholder as it appears on the Company's books and of the beneficial owner, if any, on behalf of whom such nomination is made, and (ii) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, by Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

     In the case of an annual meeting of stockholders, the required notice must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided that, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice must be delivered no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered not later than the close of business on the tenth day following the day on which the public announcement is first made by the Company. In the case of a special meeting of stockholders at which directors are proposed to be elected in the notice of meeting, the stockholder wishing to make a nomination for director must deliver the required written notice to the Company (Attention: Corporate Secretary) not earlier than the ninetieth day prior to the special meeting and not later than the close of business on the later of the sixtieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
                          ---------------------------

COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an officer of the Company receives a base retainer of $18,000 per year, and an additional $2,000 for each meeting of the Board of Directors or any committee thereof attended in person, and $1,000 for each telephone meeting, including committee meetings held on the same day as a meeting of the Board of Directors. The non-executive Chairman Emeritus and Vice Chairman of the Board of Directors receive $50,000 and $25,000, respectively, per year for their services. In addition, the Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Governance Committee each receive $5,000 per year for their service in such positions. The Company provides group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $350,000 for each of the members of the Board of Directors who are not employees of the Company. The premium for such insurance ranged from $144 to $3,588 for each of these directors during 1996. Commencing with the 1997 Annual Meeting of Stockholders, one-half of each of the director's annual retainer will be paid in Common Stock of the Company on an annual basis. The Company will issue to each director within 30 days after the annual meeting of stockholders of the Company at which the director is elected a number of shares equal to one-half of the annual retainer in effect on the date of such meeting divided by the average of the closing prices for the Common Stock, as reported on the New York Stock Exchange ("NYSE") composite tape, for the ten trading days prior to such annual meeting. The shares of Common Stock issued to the directors will be held by the Company and will not be sold, pledged or otherwise disposed of and will not be delivered to the directors until the earlier of (i) the first anniversary date of the annual meeting which immediately preceded the issuance of such shares or (ii) the date on which the person ceases to be a director. The directors will have full voting rights with respect to such shares of Common Stock.

     The Company had previously established in December 1994 a Non-Employee Director Retirement Plan (the "Director Retirement Plan") which provided that any eligible non-employee director who elected to participate in the Director Retirement Plan and who had served on the Board of Directors for at least three full years (excluding service while a full-time employee of the Company) would be entitled to a retirement payment beginning the later of the director's sixty-fifth birthday or such date that the individual's service as a director ends. However, to more closely align director compensation with shareholders' interests, on March 6, 1997, the Board of Directors amended the Director Retirement Plan to freeze the plan and convert all of the accrued benefits of the current directors under the plan to a lump-sum present value which will be transferred to and become the initial account balance of the directors in the Tesoro Petroleum Corporation Board of Directors Deferred Phantom Stock Plan (the "Phantom Stock Plan"). After the amendment and transfer, only those retired directors who have begun receiving benefits will remain participants in the Director Retirement Plan. Under the Director Retirement Plan, retired directors are receiving annually a sum (the "Retirement Amount") equal to the base annual retainer fee paid to the director at the time such director ended service as a director to the Company. Such payments are being made for a period of time equal to the aggregate length of time (the "Benefit Period") such director served on the Board of Directors. The Company's obligation to pay the Retirement Amount terminates upon the death of the director; however, in the event of death of a director after age 65, the Company will pay an amount equal to 50 percent of the Retirement Amount to the director's spouse for the shorter of the remaining term of the Benefit Period or until the date of death of such spouse. In the event of death of a director during a year, the amount paid the surviving spouse is prorated based upon the director's date of death. If a director does not have a spouse at the time of his death, no further benefits will be paid. In addition to the retirement benefit provided above, if a non-employee director was the Chairman of the Board of Directors or the Chairman of any committee of the Company's Board of Directors at the time the director's service ended, the Company paid such director a one-time payment equal to the fee paid during the prior calendar year by the Company for the director's service as Chairman of the Board of Directors and/or Chairman of any committee of the Board of Directors.

     Upon establishment of the Phantom Stock Plan, effective March 6, 1997, the lump-sum accrued benefit of each of the current non-employee directors was transferred from the Director Retirement Plan into an account in the Phantom Stock Plan ("Account"). By participating in the Phantom Stock Plan, each director waives any and all rights under the Director Retirement Plan. Commencing with 1997, each current and future non-employee director ("Participant") shall have credited to his Account as of the last day of the year a yearly accrual equal to $7,250 (limited to 15 accruals, including previous accruals of retirement benefits under the Director Retirement Plan); and each Participant who is serving as a chairman of a committee of the Board of Directors immediately prior to his termination as director and who has served at least three years as a director shall have an additional $5,000 credited to his Account. The Phantom Stock Plan allows for pro rata calculations of the yearly accrual in the event a director serves for part of a year. In addition, a Participant may elect to defer any part or all of the cash portion of his annual director retainer into his Account. Each transfer, accrual or deferral shall be credited to the Participant's Account in units based upon the number of shares that could have been purchased with the dollars credited based upon the closing price of the Company's Common Stock on the NYSE on the date the amount is credited. Dividends or other distributions accrue to the Participant's Account. Participants are vested 100 percent at all times with respect to deferrals and, if applicable, the chairman fee portion of his Account. Participants vest in amounts transferred from the Director Retirement Plan and the yearly accruals upon completion of three full years of service (including all service prior to March 6, 1997) as a member of the Board. If a Participant voluntarily resigns or is removed from the Board prior to serving three years on the Board, he shall forfeit all amounts not vested. If a director dies, retires or becomes disabled, he shall be 100 percent vested in his Account without regard to service. Distributions from the Phantom Stock Plan shall be made in cash, in either a lump-sum distribution or annual installments not exceeding ten years, based on the closing market price of the Company's Common Stock on the NYSE on the business day immediately preceding the date on which the cash distribution is to be made. Death, disability, retirement or cessation of a Participant as a director of the Company constitute an event requiring a distribution. Upon the death of a Participant, the Participant's beneficiary will receive the cash value of the Participant's Account as of the date of death.

     Effective April 1, 1995, the Board of Directors adopted the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which a director electing to participate may defer between 20 percent and 100 percent of his total cash compensation for the ensuing year, which deferred fees are credited to an interest-bearing account maintained by the Company. All payments under the Deferred Compensation Plan are the sole obligation of the Company. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as "change of control" is defined in the Deferred Compensation Plan), the balance in each participating director's account will be distributed to him as a lump sum within 30 days after the date of the change of control. Effective April 1, 1995, the Company also entered into an agreement with Frost National Bank of San Antonio, Texas, which established the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Trust for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan. As of December 31, 1996, no members of the Board were participating in the Deferred Compensation Plan. For 1997, Mr. Ward has elected to defer 100 percent of his compensation under the Deferred Compensation Plan.

     The Company's 1995 Non-Employee Director Stock Option Plan (the "1995 Plan") provides for the grant to non-employee directors of automatic, non-discretionary stock options, at an exercise price equal to the fair market value of the Common Stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director on February 23, 1995, or elected thereafter, initially receives an option to purchase 5,000 shares of the Company's Common Stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, will be granted an option to purchase 1,000 shares of Common Stock on the next day after each annual meeting of the Company's stockholders but not later than June 1, if no annual meeting is held. All options under the 1995 Plan become exercisable six months after the date of grant. The 1995 Plan will terminate as to the issuance of stock options in February 2005. Under the 1995 Plan, Mr. Ward, Dr. Kaufman and Mr. Johnson each received an option for 5,000 shares at an exercise price per share of $8.250, $9.375 and $11.625, respectively, during 1996. In addition, stock options for 1,000 shares with an exercise price of $11.375 per share were granted to each non-employee director of the Company on June 7, 1996. At March 25, 1997, the Company had 62,000 options outstanding and 83,000 shares available for future grants under the 1995 Plan.

STOCK OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of March 25, 1997, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards) within the meaning of Rule 13d-3(d)(1) under the Exchange Act for each director and nominee, the Chief Executive Officer, the other four most highly compensated officers of the Company during 1996 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed.

                                           BENEFICIAL OWNERSHIP OF COMMON
                                              STOCK ON MARCH 25, 1997
                                          --------------------------------
                                           SHARES         PERCENT OF CLASS
                                          ---------       ----------------
Robert J. Caverly.......................     10,000(1)             0.037
Steven H. Grapstein.....................  1,529,900(1)(2)          5.709
William J. Johnson......................      5,000(1)             0.019
Alan J. Kaufman.........................    670,500(1)(3)          2.502
Raymond K. Mason, Sr. ..................     24,428(1)             0.091
Bruce A. Smith..........................    362,430(4)             1.345
Patrick J. Ward.........................     12,000(1)(5)          0.045
Murray L. Weidenbaum....................      8,000(1)             0.030
William T. Van Kleef....................    107,724(6)             0.402
James C. Reed, Jr. .....................    110,143(7)             0.411
Thomas E. Reardon.......................     20,495(8)             0.077
Gregory A. Wright.......................      9,692(9)             0.036
All directors, nominees for election as
  a director and executive officers as a
  group (16 individuals)................  2,915,431(10)           10.768

---------------

 (1) The shares shown for Mr. Caverly, Mr. Grapstein, Mr. Mason and Dr. Weidenbaum include 7,000 shares each which such directors had the right to acquire through the exercise of stock options on March 25, 1997, or within 60 days thereafter. The shares shown for Mr. Johnson, Dr. Kaufman and Mr. Ward include 5,000 shares, 6,000 shares and 6,000 shares, respectively, which such directors had the right to acquire through the exercise of stock options on March 25, 1997, or within 60 days thereafter.

 (2) The shares shown include 1,522,900 shares of the Company's Common Stock owned by Oakville. Mr. Grapstein is an officer of Oakville. As an officer, Mr. Grapstein shares voting and investment power with respect to such shares. See "Security Ownership of Certain Beneficial Owners."

 (3) The shares shown include 9,000 shares held in the name of Dr. Kaufman's spouse for which he disclaims beneficial ownership, and 20,000 shares owned by the Kaufman Children's Trust for which Dr. Kaufman has sole power to vote and direct the disposition thereof.

 (4) The shares shown include 2,182 shares credited to Mr. Smith's account under the Company's Thrift Plan and 148,400 shares which Mr. Smith had the right to acquire through the exercise of stock options on March 25, 1997, or within 60 days thereafter. The shares shown also include 200,000 shares of restricted Common Stock whose restrictions lapse only if Tesoro's stock reaches an average price of $20 per share or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998.

 (5) The shares shown include 6,000 shares owned by the P&L Family Partnership Ltd. which Mr. Ward and his spouse control through 90 percent ownership.

 (6) The shares shown include 1,347 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 24,120 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on March 25, 1997, or within 60 days thereafter. The shares shown also include 75,000 shares of restricted Common Stock whose restrictions lapse only if Tesoro's stock reaches an average price of $20 per share or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998.

 (7) The shares shown include 903 shares credited to Mr. Reed's account under the Company's Thrift Plan and 19,400 shares which Mr. Reed had the right to acquire through the exercise of stock options on March 25, 1997, or within 60 days thereafter. The shares shown also include 75,000 shares of restricted Common Stock whose restrictions lapse only if Tesoro's stock reaches an average price of $20 per share or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998.

 (8) The shares shown include 285 shares credited to Mr. Reardon's account under the Company's Thrift Plan and 18,713 shares which Mr. Reardon had the right to acquire through the exercise of stock options on March 25, 1997, or within 60 days thereafter. The shares shown also include 1,334 shares held in the name of Mr. Reardon's spouse for which he disclaims beneficial ownership.

 (9) The shares shown include 492 shares credited to Mr. Wright's account under the Company's Thrift Plan and 9,200 shares which Mr. Wright had the right to acquire through the exercise of stock options on March 25, 1997, or within 60 days thereafter.

(10) The shares shown include 6,073 shares credited to the accounts of executive officers and directors under the Company's Thrift Plan and 285,151 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards on March 25, 1997, or within 60 days thereafter. The shares shown also include 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power. In addition, the shares shown include the 350,000 shares of restricted Common Stock described above which have been granted to Messrs. Smith, Van Kleef and Reed.
                          ---------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information based on filings made with the Securities and Exchange Commission ("SEC") as to each person or group who on March 25, 1997, beneficially owned more than 5 percent of the outstanding shares of Common Stock of the Company.

                                                                      AMOUNT AND NATURE OF
                                                                      BENEFICIAL OWNERSHIP
                                                                      ---------------------
                                                                       NUMBER      PERCENT
       TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER    OF SHARES    OF CLASS
       --------------         ------------------------------------    ---------    --------
Common Stock................  Wanger Asset Management, L.P.(1)        1,721,000     6.424
                              227 West Monroe Street, Suite 3000
                              Chicago, IL 60606

Common Stock................  Heartland Advisors, Inc.(2)             1,620,750     6.050
                              790 N. Milwaukee Street
                              Milwaukee, WI 53202

Common Stock................  Oakville N.V.(3)                        1,522,900     5.685
                              c/o Kuo Investment Company
                              767 Third Avenue, 33rd Floor
                              New York, NY 10017

---------------

(1) According to a Schedule 13G filed with the SEC, Wanger Asset Management, L.P. ("WAM"), states that it is a Delaware limited partnership and is an Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940; Wanger Asset Management Ltd. states that it is a Delaware corporation and the General Partner of the Investment Adviser; and Ralph Wanger ("Wanger") states that he is a U.S. citizen and principal stockholder of the General Partner. The Schedule 13G indicates that the shares reported therein have been acquired on behalf of discretionary clients of WAM and that persons other than WAM are entitled to receive all dividends from, and proceeds from, the sale of those shares. WAM states that it also serves as an investment advisor to Acorn Investment Trust which is not controlled by WAM and which holds 900,000 shares of the Company's Common Stock with respect to which the trust has delegated to WAM shared voting power and shared dispositive power. According to the Schedule 13G, WAM, within the meaning of Rule 13d-3, beneficially owns the shares shown in the table above and possesses shared power to vote or to direct the vote and shared power to dispose or direct the disposition of these shares.

(2) According to a Schedule 13G filed with the SEC, Heartland Advisors, Inc. ("Heartland"), states that it is a corporation organized under the laws of the state of Wisconsin and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. In its Schedule 13G, Heartland states that the shares of the Company's Common Stock are held in investment advisory accounts of Heartland, and as a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5 percent of the class. Within the meaning of Rule 13d-3 of the Act, 1,620,750 shares of the Company's Common Stock may be deemed beneficially owned by Heartland. According to the Schedule 13G, Heartland has sole voting power with respect to 1,571,750 of these shares and sole dispositive power with respect to 1,620,750 of these shares.

(3) According to Schedule 13Ds on file with the SEC, Oakville, a Netherlands Antilles corporation, is a wholly owned subsidiary of Kuo Investment Limited, a Cayman Islands corporation ("Kuo"). According to information provided to the Company by Oakville, the following persons are Oakville's directors and executive officers: (a) Peter Yun Siak Fu, President and Director of Oakville; Director and officer of Kuo; (b) Peter Chong Cheng Fu, Director and Secretary of Oakville; Director and officer of Kuo; (c) Ong Beng Seng, Vice President and Director of Oakville; Director and officer of Kuo; (d) David Song Long Ban, Treasurer and Director of Oakville; Director and officer of Kuo; (e) Steven H. Grapstein, Vice President and Director of Oakville; and (f) Holland Intertrust (Curacao) N.V., a Netherlands Antilles corporation, a Director of Oakville. Oakville reports that it has sole voting and dispositive power over its voting securities.
                          ---------------------------

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock or other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1996, its directors, executive officers and holders of more than 10 percent of the Company's voting stock complied with all Section 16(a) filing requirements with the following exception: In connection with the automatic stock options granted under the 1995 Plan, Form 5's for Messrs. Caverly, Grapstein, Kaufman, Mason, Ward and Weidenbaum were not timely filed reporting the automatic options granted on June 7, 1996.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table contains information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were on December 31, 1996, (i) the Chief Executive Officer and (ii) the other four most highly compensated officers of the Company (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                       ANNUAL COMPENSATION           COMPENSATION AWARDS
                                 --------------------------------   ----------------------
                                                     OTHER ANNUAL   RESTRICTED     STOCK       ALL OTHER
        NAME AND                 SALARY     BONUS    COMPENSATION      STOCK      OPTIONS     COMPENSATION
   PRINCIPAL POSITION     YEAR     ($)       ($)        ($)(1)      AWARD(S)($)   (SHARES)       ($)(3)
   ------------------     ----   -------   -------   ------------   -----------   --------    ------------
Bruce A. Smith..........  1996   510,096   680,960        --            (2)       170,000        790,751
  Chairman of the Board   1995   347,692   350,000        --            --        100,000        320,612
     of Directors,        1994   288,462   300,000        --            --         71,000        145,946
     President and Chief
     Executive Officer

William T. Van Kleef....  1996   236,269   248,900        --            (2)       100,000        216,207
  Executive Vice          1995   169,635   129,000        --            --         20,000         60,962
  President, Operations   1994   149,039    91,931        --            --         11,300         38,445

James C. Reed, Jr.......  1996   243,673   232,750        --            (2)        50,000      1,004,676
  Executive Vice          1995   192,539   161,000        --            --         20,000        568,312
  President, General      1994   173,077   175,000        --            --         26,000        185,643
  Counsel and Secretary

Thomas E. Reardon.......  1996   168,231   128,250        --            --         17,500(2)     456,611
  Vice President, Human   1995   156,750    86,625        --            --         10,000        114,381
  Resources and           1994   130,385    69,713        --            --         11,300        181,356
  Environmental

Gregory A. Wright.......  1996   147,019    90,000        --            --         11,500(2)       4,531
  Vice President and      1995   117,289    54,375        --            --         26,000             --
  Treasurer               1994        --        --        --            --             --             --

---------------

(1) No payments were made to the named executive officers in 1996 which are reportable in Other Annual Compensation. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officers for all periods shown.

(2) See Long-Term Incentive Plans -- Awards in 1996 table on page 13 for information related to restricted stock and stock options granted in connection with the Company's special incentive compensation strategy.

(3) All Other Compensation for 1996 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan (see "Retirement Benefits" on page 17) of $786,251, $211,707, $1,000,176 and $451,817 for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $4,500, $4,500, $4,500, $4,794 and $4,531 for Mr. Smith, Mr. Van
    Kleef, Mr. Reed, Mr. Reardon and Mr. Wright, respectively. All Other Compensation for 1995 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $316,112, $56,462, $563,812 and $109,881 for Mr.
    Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively;

    and amounts contributed to the Company's Thrift Plan of $4,500 for each of these executive officers. All Other Compensation for 1994 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $139,254, $36,022, $180,417 and $177,445 for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $6,692, $2,423, $5,226 and $3,911 for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively.
                          ---------------------------

OPTION GRANTS IN 1996

     The following table sets forth information concerning individual grants of stock options pursuant to the Company's 1993 Plan during the year ended December 31, 1996, to the named executive officers (excluding long-term performance-vested options referred to below). No Stock Appreciation Rights ("SARs") were granted under the 1993 Plan during 1996.

                             OPTION GRANTS IN 1996

                                                           INDIVIDUAL GRANTS
                                          ---------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                          NUMBER OF    % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                                          SECURITIES    OPTIONS                                       OF STOCK PRICE
                                          UNDERLYING    GRANTED                                   APPRECIATION FOR OPTION
                                           OPTIONS         TO       EXERCISE OR                            TERM
                                           GRANTED     EMPLOYEES     BASE PRICE    EXPIRATION   ---------------------------
                  NAME                      (#)(1)      IN 1996     ($/SHARE)(2)      DATE         5%($)          10%($)
                  ----                    ----------   ----------   ------------   ----------   ------------   ------------
Bruce A. Smith..........................    170,000        23.5         14.9375      11/06/06      1,596,999      4,047,110
William T. Van Kleef....................    100,000        13.8         14.9375      11/06/06        939,411      2,380,655
James C. Reed, Jr. .....................     50,000         6.9         14.9375      11/06/06        469,706      1,190,327
Thomas E. Reardon.......................     17,500         2.4         14.9375      11/06/06        164,396        416,616
Gregory A. Wright.......................     11,500         1.6         14.9375      11/06/06        108,032        273,776

---------------

(1) The options granted to the named executive officers during 1996 are exercisable in three equal annual installments beginning one year from the dates of grant.

(2) The exercise price per share of these options is the average of the high and low prices of the Company's Common Stock on the NYSE on the dates of the grants.

AGGREGATED OPTION/SAR EXERCISES IN 1996 AND OPTION/SAR VALUES AT DECEMBER 31,
1996

     The following table reflects the number of stock options and SARs exercised and the value realized by the named executive officers during 1996 and the number of unexercised stock options (excluding long-term performance-vested options referred to below) and SARs remaining at year-end and the potential value thereof based on the year-end market price of the Company's Common Stock of $14 per share.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                            OPTIONS/SARS AT               OPTIONS/SARS AT
                            SHARES                       DECEMBER 31, 1996(#)          DECEMBER 31, 1996($)
                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   -----------   -----------   -------------   -----------   -------------
Bruce A. Smith..........        --            --        148,400        292,600       1,255,300       671,700
William T. Van Kleef....        --            --         18,120        129,180         130,883       186,324
James C. Reed, Jr.......    10,000        58,750         19,400         91,600         114,550       253,700
Thomas E. Reardon.......     1,489         2,978         22,794         38,680         136,590       138,324
Gregory A. Wright.......        --            --          5,200         32,300          24,200        96,800

LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996

     The following table provides information as to long-term incentive awards in the form of restricted stock and stock options granted in 1996 to the named executive officers in connection with a special incentive compensation strategy (see page 15) for all employees to perform at an outstanding level, which are not included in the Summary Compensation Table on page 11.

                                                 NUMBER OF SHARES, UNITS OR    PERFORMANCE OR OTHER PERIOD
                     NAME                             OTHER RIGHTS(#)          UNTIL MATURATION OR PAYOUT
                     ----                        --------------------------    ---------------------------
Bruce A. Smith.................................           200,000                  7/1/97-12/30/98(1)
William T. Van Kleef...........................            75,000                  7/1/97-12/30/98(1)
James C. Reed, Jr..............................            75,000                  7/1/97-12/30/98(1)
Thomas E. Reardon..............................            50,000                  7/1/97-12/30/98(2)
Gregory A. Wright..............................            30,000                  7/1/97-12/30/98(2)

---------------

(1) Represents restricted stock awards which will be earned only if the market price of the Company's Common Stock reaches an average price per share of $20 or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998 (the "Performance Target").

(2) Represents stock options which have an exercise price of $11.375 per share (the fair market value as defined in the 1993 Plan of a share of the Company's Common Stock on the date of grant) and will vest only upon achieving the Performance Target.
                          ---------------------------

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of Tesoro Petroleum Corporation has prepared the following report regarding 1996 executive compensation. The Compensation Committee, which is composed entirely of non-employee directors, is responsible for all components of the Company's senior executive compensation programs and the aggregate cost-related aspects of other executive compensation. The members of the Compensation Committee for 1996 were Steven H. Grapstein (Chairman), Alan J. Kaufman, Raymond K. Mason, Sr., and Patrick J. Ward. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the SEC and provides specific information regarding compensation for the Company's Chairman, President and Chief Executive Officer and the other officers named in the Summary Compensation Table, as well as compensation information of all executive officers of the Company.

                  EXECUTIVE COMPENSATION POLICY AND PHILOSOPHY

     The Company's executive compensation programs have been founded on the following guiding principles:

     - Pay-for-Performance -- To this end, the Company has placed considerable emphasis on incentive compensation programs which reward executives for operating and financial performance. These incentive programs focus on both annual and long-term performance.

     - Pay Competitiveness -- The Company believes it must offer competitive total compensation opportunities in order to attract, motivate and retain executive talent. The Company's philosophy is to target the market median (50th percentile) for base salary, but to provide upper quartile pay opportunities (through incentive pay) for outstanding performance and below market pay through reduced or lack of incentive pay for performance below expectations. The elements of compensation considered include base salary, annual incentives, long-term incentives and certain executive benefits. The Company determines competitive levels of compensation using published compensation surveys (for energy and general industry companies of comparable size to the Company as measured by revenues), information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for the 12 industry peer companies included in the Company's Total Shareholder Return Graph (the "Performance Graph").

     - Alignment with Shareholders -- The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's stock price performance. As a result, a significant portion of executive compensation is provided in the form of stock options granted at not less than 100 percent of fair market value as defined in the Company's Amended and Restated Executive Long-Term Incentive Plan ("1993 Plan"), which only provide income to executives if the Company's Common Stock price increases after the date of grant. In addition, to encourage a longer-term focus to perform at outstanding levels and to provide an extraordinary incentive for achieving outstanding stock price performance, special incentive compensation is provided in the form of performance-vested restricted stock and stock options, which only provide compensation if Tesoro's stock reaches an average price of $20 per share or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998 (see Long-Term Incentives discussed below).

                DESCRIPTION OF THE 1996 EXECUTIVE COMPENSATION PROGRAM

     This section of the Compensation Committee's report describes each of the principal elements of the Company's executive compensation program with specific reference to the objectives discussed above.

  Base Salary Program

     The Company's base salary levels are determined based on market compensation rates, each employee's performance over time and each employee's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities are paid correspondingly higher salaries. Salaries for executive officers as a group are reviewed annually considering a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. All salary increases are granted within a pay-for-performance framework, but performance criteria vary significantly by individual executive. Also, performance is assessed qualitatively and no specific weighting is attached to performance factors considered for each of the named executive officers. The Company's actual base salaries for its executive officers are generally consistent with the Company's philosophy of targeting the market 50th percentile.

  Annual Incentives

     Under the Company's 1996 annual incentive strategy, covering senior and mid-level executives, target awards were set at the market 50th percentile. The strategy was structured so that 75 percent of annual incentive award opportunities are tied to corporate performance for corporate positions (and for business unit positions, a combination of corporate and business unit performance) and 25 percent of the award opportunities are tied to a qualitative assessment of individual performance.

     The corporate financial objectives for 1996 were return on total capital compared to the industry peers shown in the Performance Graph and earnings before extraordinary item, interest expense, income taxes and depreciation, depletion and amortization ("EBITDA") relative to the Company's business plan. These measures were weighted equally. For the Exploration and Production group, the quantitative performance measures were operating profit and total domestic reserve additions. For Refining and Marketing and Marine Services, the business unit objectives were return on capital employed, EBITDA relative to the business plan, safety performance, and environmental performance.

     The individual, subjective performance measures varied by executive but included such items as effectiveness in developing and implementing a strategic plan, increasing market share, establishing effective administrative support systems, and managing costs. These objectives were not weighted. Annual incentive awards earned under the strategy in 1996 for executive officers were paid at maximum or near maximum since the Company's performance was outstanding. Payouts for business unit officers fell between target and maximum based on combined corporate and unit results.

  Long-Term Incentives

     The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance, since stock-related compensation is directly tied to stockholder value.

     In 1996, the Compensation Committee provided stock option grants to key executives and selected other employees under the Company's 1993 Plan. Stock options provide a strong tie between pay and performance, since recipients only realize value from stock options if the Company's share price rises after the date of grant. All stock options in 1996 were granted at 100 percent of fair market value at the time of grant and vest in 20 percent to 33 percent increments per year.

     In determining the size of stock option grants for executive officers in 1996, the Compensation Committee considered market data on typical stock option grants at the market 25th, 50th and 75th percentiles. The 1996 stock option grants made to executives ranged between the 25th and 75th percentiles based on the Chief Executive Officer's and Compensation Committee's assessment of the participant's ability to affect long-term results.

     In 1996, the Compensation Committee approved a special incentive compensation strategy comprised of performance-vested restricted stock and stock options for the executive officers. The intent of this strategy is to provide an extraordinary incentive for achieving outstanding stock price performance. Under this strategy, executive officers received from the 1993 Plan a significant number of restricted shares (for three of the named executive officers) or stock options (for other executive officers) which vest only if the Company's stock reaches an average price of $20 or higher over 20 consecutive trading days after June 30, 1997, and before December 31, 1998. If this share price target is not achieved, these special performance-vested restricted stock and stock options are canceled. The intent of this program is to provide market 90th percentile total pay if the Company achieves outstanding stock price growth.

  Other Executive Benefits and Perquisites

     The Company also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, change-in-control arrangements, and, for senior executive officers, a flexible perquisites program (with a dollar limit placed on perquisite expenses) and employment agreements. Levels of Company benefits and perquisites for executives were in line with market 50th and 75th percentile levels.

        DISCUSSION OF 1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The discussion below applies to Mr. Smith's 1996 compensation.

     - Base Salary -- Mr. Smith's annual base salary was increased from $500,000 to $575,000 in 1996. This base salary adjustment placed Mr. Smith's base salary at a level consistent with the 50th percentile for the Company's peer group in the published compensation surveys previously described. The base salary adjustment was intended to move Mr. Smith's base pay to a competitive level and reflected the Compensation Committee's subjective assessment that Mr. Smith's performance was outstanding.

     - Annual Incentive Award -- Based on the Company's outstanding performance on the measures described under the Annual Incentives section above (as well as outstanding individual performance in the areas of progress in establishing the Company's strategy and organizing a key leadership team), the Compensation Committee provided Mr. Smith with an annual incentive of $680,960 for 1996. This award was at 95 percent of the maximum level.

     - Stock Options -- Mr. Smith received a grant of 170,000 stock options in 1996. These stock options were granted at 100 percent of the fair market value of the Company's Common Stock on the grant date and vest in 33 percent increments per year. The size of the stock option grant was established near the market 75th percentile of the published compensation survey data. The performance sensitivity of stock options is a result of options only producing income for the recipient if the Company's stock price rises after the grant date.

     In addition, under the special incentive compensation strategy described above, Mr. Smith received a grant of 200,000 performance-vested restricted shares which vest only if the Company's stock reaches an average price of $20 or higher for 20 consecutive trading days after June 30, 1997, and before December 31, 1998. This incentive is intended to reward the CEO for significant growth in share price.

             POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), publicly traded companies may not receive a tax deduction on non-performance based compensation to executive officers in excess of $1 million. The Company's stock option grants qualify as performance-based compensation under the law. No specific actions have been taken with regard to cash compensation to comply with Section 162(m) at this time.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Steven H. Grapstein, Chairman
Alan J. Kaufman
Raymond K. Mason, Sr.
Patrick J. Ward

PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares the cumulative total return of the Company's Common Stock to the cumulative total return of the S&P 500 Composite Index and to a composite peer group of companies (the "Peer Group"). Companies in the Peer Group are as follows: Diamond Shamrock Corporation (currently Ultramar Diamond Shamrock Corporation); Getty Petroleum Corporation; Holly Corporation; Louisiana Land & Exploration Company; Maxus Energy Corporation (through 1994); Murphy Oil Corporation; Oryx Energy; Quaker State Corporation; Tosco Corporation; Total Petroleum (North America) Ltd.; Union Texas Petroleum Holdings, Inc.; and Valero Energy Corporation. This line graph is for the period of five fiscal years commencing December 31, 1991, and ending December 31, 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG THE COMPANY, S&P 500 INDEX AND A COMPOSITE PEER GROUP


                                   [GRAPH]

                      TESORO PETROLEUM
                           CORP.           S&P 500 INDEX       PEER GROUP
12/31/91                    $100               $100               $100
12/31/92                      67                108                 91
12/31/93                     122                118                 99
12/31/94                     206                120                 93
12/31/95                     192                165                101
12/31/96                     311                203                145

---------------

* Assumes that the value of the investment in Common Stock and each index was $100 on December 31, 1991, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

NOTE: The stock price performance shown on the graph is not necessarily indicative of future price performance.
                             ---------------------

RETIREMENT BENEFITS

     The Company maintains a noncontributory qualified Retirement Plan which covers officers and other eligible employees. Benefits under the plan are payable on a straight life annuity basis and are based on the average monthly earnings and years of service of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonus received by the participating employee during the 36 consecutive months of the last 120 months of service which produces the highest average monthly rate of earnings.

     In addition, the Company maintains an unfunded executive security plan, the Amended Executive Security Plan ("Amended Plan"), for executive officers and other key personnel selected by the Chief Executive Officer. The Amended Plan provides for a monthly retirement income payment during retirement equal to a percentage of a participant's Earnings. "Earnings" is defined under the Amended Plan to mean a participant's average monthly rate of total compensation, primarily salary and bonus earned, including performance bonuses and incentive compensation paid after December 1, 1993, in the form of stock awards of the Company's Common Stock (excluding stock awards under the special incentive compensation strategy), for the 36 consecutive calendar months which produce the highest average monthly rate of compensation for the participant. The monthly retirement benefit percentage is defined as the sum of 4 percent of Earnings for each of the first ten years of employment, plus 2 percent of Earnings for each of the next ten years of employment, plus 1 percent of Earnings for each of the next ten years of employment. The maximum percentage is 70 percent. The Amended Plan provides for the payment of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from the Company's Retirement Plan and Social Security benefits.

     The Company also maintains the Funded Executive Security Plan ("Funded Plan") which covers only selected persons approved by the Chief Executive Officer who are also participants in the Amended Plan and provides participants with substantially the same after-tax benefits as the Amended Plan. Advance payments are made to the extent a participant is expected to incur a pre-retirement tax liability as a result of his participation in the Funded Plan. The Funded Plan is funded separately for each participant on an actuarially determined basis through a bank trust whose primary asset is an insurance contract providing for a guaranteed rate of return for certain periods. Amounts payable to participants from the Funded Plan reduce amounts otherwise payable under the Amended Plan.

     The following table shows the estimated annual benefits payable upon retirement under the Company's Retirement Plan, Amended Plan and the Funded Plan for employees in specified compensation and years of benefit service classifications without reference to any amount payable upon retirement under the Social Security law or any amount advanced before retirement. The estimated annual benefits shown are based upon the assumption that the plans continue in effect and that the participant receives payment for life. As of January 1, 1997, the federal tax law generally limits maximum annual retirement benefits payable by the Retirement Plan to any employee to $125,000, adjusted annually to reflect increases in the cost of living and adjusted actuarially for retirement. However, since the Amended Plan and the Funded Plan are not qualified under
Section 401 of the Code, it is possible for certain retirees to receive annual benefits in excess of this tax limitation.

                                                     NUMBER OF YEARS OF BENEFIT SERVICE
HIGHEST AVERAGE ANNUAL RATE               --------------------------------------------------------
      OF COMPENSATION                        10          15          20          25          30
---------------------------               --------    --------    --------    --------    --------
       $  100,000.......................  $ 40,000      50,000      60,000      65,000      70,000
       $  200,000.......................  $ 80,000     100,000     120,000     130,000     140,000
       $  300,000.......................  $120,000     150,000     180,000     195,000     210,000
       $  400,000.......................  $160,000     200,000     240,000     260,000     280,000
       $  500,000.......................  $200,000     250,000     300,000     325,000     350,000
       $  600,000.......................  $240,000     300,000     360,000     390,000     420,000
       $  700,000.......................  $280,000     350,000     420,000     455,000     490,000
       $  800,000.......................  $320,000     400,000     480,000     520,000     560,000
       $  900,000.......................  $360,000     450,000     540,000     585,000     630,000
       $1,000,000.......................  $400,000     500,000     600,000     650,000     700,000
       $1,100,000.......................  $440,000     550,000     660,000     715,000     770,000

     The years of benefit service as of December 31, 1996, for the named executive officers were as follows: Mr. Smith, 4 years; Mr. Van Kleef, 3 years; Mr. Reed, 22 years; Mr. Reardon, 16 years; and Mr. Wright, 1 year.

     In addition to the retirement benefits described above, the Amended Plan provides for a pre-retirement death benefit payable over eight years of four times a participant's annual base pay as of December 1 preceding a participant's date of death, less the amount payable from the Funded Plan at the date of death. The amount payable from the Funded Plan at death is based on the actuarial value of the participant's vested accrued benefit, payable in 96 monthly installments or as a life annuity if a surviving spouse is the designated beneficiary.

EMPLOYMENT CONTRACTS, MANAGEMENT STABILITY AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under an employment agreement dated February 15, 1996, Mr. Smith is employed until December 14, 1997, at an annual base salary of $575,000. Under separate employment agreements, Mr. Van Kleef and Mr. Reed are employed until December 31, 1998, at annual base salaries of $285,000 and $275,000, respectively. In addition to their base salaries, each of the employment agreements for the above executives provide that the Company shall establish an annual incentive compensation strategy for executive officers in which each executive shall be entitled to participate in a manner consistent with his position with the Company and the evaluations of his performance by the Board of Directors or any appropriate committee thereof. The target incentive bonus under the 1996 annual incentive compensation strategy was a percentage of the respective executive officer's annual base salary and was 70 percent for Mr. Smith, 55 percent for Mr. Van Kleef and 50 percent for Mr. Reed. Each of the employment agreements also provide that the executive will receive an annual amount (the "flexible perquisite amount") to cover various business-related expenses such as dues for country, luncheon or social clubs; automobile expenses; and financial and tax planning expenses. The executive may elect at any time by written notice to the Company to receive in cash any of such flexible perquisite amount which has not been paid to or on behalf of the executive. The annual flexible perquisite amount is $20,000 each for Mr. Smith, Mr. Van Kleef and Mr. Reed. Each employment agreement also provides that the Company will pay initiation fees and reimburse the executive for related tax expenses to the extent the Board of Directors or a duly authorized committee thereof determines such fees are reasonable and in the best interest of the Company.

     Each of the employment agreements with Mr. Smith, Mr. Van Kleef and Mr. Reed provides that in the event the Company should terminate such executive officer's employment without cause, if he should resign his employment for "good reason" (as "good reason" is defined in the employment agreements), or if the Company shall not have offered to such executive officer prior to the termination date of his employment agreement the opportunity to enter into a new employment agreement, with terms, in all respects, no less favorable to the executive than the terms of his current employment agreement, such executive will be paid a lump-sum payment equal to (i) two times the sum of (a) his base salary at the then current rate and (b) the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. Each executive shall also receive all unpaid bonuses for the year prior to the year in which the termination occurs and shall receive
(i) for a period of two years continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families, (ii) a lump-sum payment equal to two times the flexible perquisites amount and (iii) two years additional service credit under the Amended Plan and the Funded Plan or successors thereto, of the Company applicable to such executive on the date of termination. All unvested stock options held by the executive on the date of the termination shall become immediately vested and all restrictions on "restricted stock" then held by the executive shall terminate, except for the restrictions on restricted stock awards granted under the special incentive compensation strategy which vest on a pro-rata basis relative to the period of time of the Performance Target that such executive was an employee, until it is determined whether the vesting requirement established in the award has been satisfied.

     Each employment agreement further provides that, in the event such executive officer's employment is involuntarily terminated within two years of a change of control or if the executive officer's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in each of the employment agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to three times his base salary at the then current rate; (ii) a lump-sum payment equal to the sum of (a) three times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination; and (iii) a lump-sum payment equal to the amount of any accrued but unpaid bonuses. The Company (or its successor) shall also provide (i) for a period of three years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred; (ii) a lump-sum payment equal to three times the flexible perquisites amount; and (iii) three years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     The Company has separate Management Stability Agreements ("Stability Agreements") with Mr. Reardon and Mr. Wright which are only operative in the event of a change of control of the Company. The Stability Agreements provide that, if Mr. Reardon's or Mr. Wright's employment is involuntarily terminated within two years of a change of control or if Mr. Reardon's or Mr. Wright's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in the Stability Agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to two times his base salary at the then current rate and (ii) a lump-sum payment equal to the sum of (a) two times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Reardon and Mr. Wright for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Reardon and Mr. Wright for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. The Company (or its successor) shall also provide for a period of two years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred and for Mr. Reardon two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

                           2. APPOINTMENT OF AUDITORS

     The Board of Directors considers it desirable that its appointment of the firm of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for fiscal year 1997 be ratified by the stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the 1997 Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the annual meeting if they desire to do so. Under Delaware law, the Certificate of Incorporation and By-laws, a majority of the votes cast are required to approve the appointment of Deloitte & Touche LLP as auditors. Abstentions and Broker NonVotes are not votes "cast" on the question and therefore will not count as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF THE FIRM OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 1997.

                          3. EXPENSES OF SOLICITATION

     The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person, by telephone or telegram. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding, at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. The Company has retained a professional proxy soliciting organization, Georgeson & Company Inc. of New York, New York, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone, telegram or mail. The Company will pay such organization its customary fees, estimated not to exceed $8,500, and will reimburse such organization for certain expenses.

                           4. STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the annual meeting to be held in 1998 must be received for inclusion in the Company's proxy statement and form of proxy by December 7, 1997.

                                5. OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                            JAMES C. REED, JR.
                                            Secretary

April 7, 1997

                          TESORO PETROLEUM CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

          The undersigned hereby appoints BRUCE A. SMITH and JAMES C. REED, JR., and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Petroleum Corporation held in the name of the undersigned at the close of business on March 25, 1997, at the Annual Meeting of Stockholders to be held at the Plaza San Antonio, A Marriott Hotel, 555 South Alamo Street, San Antonio, Texas, on Wednesday, May 7, 1997, at 10:00 A.M. Central time, and at any adjournment thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence. Said proxies are authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided below), as indicated below upon the following proposal, more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

                  PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK  [x]


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).


  [    ]   FOR all nominees           [    ]   WITHHELD for all nominees



Nominees: Steven H. Grapstein; William J. Johnson; Alan J. Kaufman; Raymond K. Mason, Sr.; Bruce A. Smith; Patrick J. Ward; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.




ITEM 2 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997.


  [    ]   FOR                [    ]   AGAINST            [    ]  ABSTAIN



ITEM 3 -To transact such other business as may properly come before the meeting or any adjournment thereof.


                                      THIS PROXY WHEN PROPERLY EXECUTED AND
                                      RETURNED WILL BE VOTED IN THE MANNER
                                      DIRECTED BY THE UNDERSIGNED STOCKHOLDER.
                                      IF NO DIRECTION IS GIVEN, THIS PROXY WILL
                                      BE VOTED FOR ITEMS 1 AND 2.

                                      Dated: ____________________________, 1997

                                      Signature:_______________________________

                                      Signature:_______________________________




PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATION NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                          TESORO PETROLEUM CORPORATION

                                  THRIFT PLAN

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


          The undersigned participant in the TESORO PETROLEUM CORPORATION THRIFT PLAN (the "Plan") hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held at the Plaza San Antonio, A Marriott Hotel, 555 South Alamo Street, San Antonio, Texas, on Wednesday, May 7, 1997, at 10:00 A.M. Central time, and directs the Frost National Bank, Trustee, to vote (or cause to be voted) all shares of Tesoro Common Stock allocated to the undersigned's account under the Plan and held in the Trustee's name on March 25, 1997, at said meeting and at any adjournment thereof. Said Trustee is authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided below), as indicated below upon the following proposal, more fully set forth in the Proxy Statement, and in its discretion upon such other matters as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

                 PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK  [x]


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).


  [    ]   FOR all nominees           [    ]   WITHHELD for all nominees



Nominees: Steven H. Grapstein; William J. Johnson; Alan J. Kaufman; Raymond K. Mason, Sr.; Bruce A. Smith; Patrick J. Ward; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.




ITEM 2 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997.


  [    ]   FOR                [    ]   AGAINST            [    ]  ABSTAIN



ITEM 3 -To transact such other business as may properly come before the meeting or any adjournment thereof.





                                      Dated:___________________________, 1997

                                      Signature:_____________________________




PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.